Exhibit 16.1

October 18, 2022

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Milestone Scientific, Inc. Commission File Number 001-14053

Dear Sir or Madam:

We have read the statements made by Milestone Scientific, Inc. under Item 4.01 of its Form 8-K dated October 18, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Milestone Scientific, Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

Friedman LLP

East Hanover, NJ